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                                                                      EXHIBIT 12


                OLIN INCORPORATED AND CONSOLIDATED SUBSIDIARIES
         Computation of Ratio of Earnings to Fixed Charges (Unaudited)
                                 (In millions)




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
                                                                        Three Months
                                                                       Ended March 31,
                                                                 --------------------------
                                                                   1998                 1997
                                                                   ----                 ----
Earnings:
Income before taxes                                               $59.6                $63.8
Add (deduct):
   Income taxes of 50% owned affiliates                             0.5                  0.7

   Equity in income of less than 50%
      owned affiliates                                             (2.2)                (0.8)

   Interest capitalized, net of amortization                        0.2                 (0.5)

   Fixed charges as described below                                 9.4                 12.0
                                                               ---------            ---------
         Total                                                    $67.5                $75.2
                                                               =========            =========

Fixed Charges:
   Interest expense                                               $ 4.8                $ 8.1

   Estimated interest factor in rent expense                        4.6                  3.9
                                                               ---------            ---------
         Total                                                    $ 9.4                $12.0
                                                               =========            =========


Ratio of earnings to fixed charges                                  7.2                  6.3
                                                               =========            =========

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